Exhibit 10.1

STOCK EXCHANGE AGREEMENT

Between

SOLAR THIN FILMS, INC.

And

 ISTVAN KRAFCSIK,

ATTILA HORVATH AND

 NEW PALACE INVESTMENT LTD.

as of May 5, 2010

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of 5th day of May 2010 (the “Effective Date”), by and among SOLAR THIN FILMS, INC., a Delaware corporation; ISTVAN KRAFCSIK, an individual (“Krafcsik”); ATTILA HORVATH, an individual (“Horvath”); and NEW PALACE INVESTMENT LTD., a corporation incorporated under the laws of Cyprus (“New Palace” or “Company Stockholder”). STF, New Palace, Attila Horváth and István Krafcsik are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

Recitals

A. The Company Stockholder currently own of record and beneficially 100% of the outstanding registered capital of BUDASOLAR TECHNOLOGIES CO. LTD., a Hungarian corporation (the “Company” and it’s quotas are the “Subject Company Quotas”) as hereinafter defined.

B. STF is a publicly traded company whose shares are listed both in the United States (on the FINRA OTC Bulletin Board) and in Germany (on the Frankfurt Exchange).

C. Upon the terms and subject to the conditions set forth in this Agreement, STF desires to acquire from the Company Stockholder the Subject Company Quotas. Company Stockholder desires to hand over the Subject Company Quotas in consideration for receiving shares of Series B-5 convertible voting Preferred Stock of STF (the “Consideration Preferred Shares”).

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

  ARTICLE I. – TRANSFER OF SUBJECT COMPANY QUOTAS;
REPAYMENT OF LOANS

1.1 Transfer of Subject Company Quotas.

(a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in §6.1 the Company Stockholder shall convey, assign, transfer, and deliver to STF, and STF shall acquire and accept delivery of the Subject Company Quotas that is the number of quotas of registered capital of the Company as shall represent one hundred percent (100%) of the issued and outstanding registered capital of the Company, on a fully-diluted basis, after giving effect to the exercise of all options, warrants, or other rights to acquire Company registered capital, and all securities convertible into Company registered capital that is outstanding as of the Closing Date. The Subject Company Quotas shall be delivered to STF by the Company Stockholder, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances, other restrictions or limitations, or rights of any third persons whatsoever (collectively, “Liens”).

(b) To effect the transfers contemplated by §1.1(a), at the Closing, the Company Stockholder shall deliver or cause to be delivered to STF, against consideration therefor in accordance with §2.1, evidence in a form acceptable to STF of the transfer from Company Stockholder to STF of the Subject Company Quotas, on the books of the Company.

1.2 Company Stockholder Loans. On or before the Closing Date, STF shall takeover and assume the obligation of the repayment of all outstanding loans made by either the Company Stockholder or it’s owners, István Krafcsik and Attila Horváth or their Affiliates to the Company prior to the date of this Agreement (the “Stockholder Loans”) in the aggregate amount of HUF 223,176,999 ((USD)$1,174,616). The Stockholder Loans shall be evidenced by a five year note of STF (the “Note”); which Note shall be elibigble for full or partial prepayment to the Company Stockholders on the earliest to occur of: (i) receipt of a Euro Thirty Million (€30.0 million) down payment by the Company under its Thin film Silicon Photovoltaic Solar Module Process Line sale and purchase agreement, dated January 7, 2010, with China City Investments Limited (the “China City Contract”), provided sufficient funds remain from said down payment to fully meet all obligations under the China City Contract, (ii) receipt of net proceeds, if any, in excess of $3,500,000, raised by STF in the “STF Financing” referred to in Section 3.9 below; or (iii) out of “excess cash flow of the Corporations” (as defined in the Note). Such Note shall be in the form of annexed hereto as Exhibit A and made a part hereof. In addition, the Company is indebted to Istvan Krafcsik in the amount of €50,000 ((USD) $64,593) for a loan recently made. STF agrees to use its best efforts to repay or cause the Corporations to repay this latest advance by Istvan Krafcsik by July 31, 2010.

ARTICLE II. - CONSIDERATION PREFERRED SHARES

2.1 Consideration Preferred Shares. On the Closing Date, against delivery of evidence in a form acceptable to STF of the transfer from the Company Stockholder to STF of the Subject Company Quotas on the books of the Company, STF shall deliver, transfer, and assign to the Company Stockholder an aggregate of seventy thousand (70,000) shares of Series B-5 convertible voting preferred stock of STF having an agreed upon value of not less than (USD) $7,000,000 (the “Consideration Preferred Shares”).

(a) Rights and Designations. The rights, privileges and designations of the Consideration Preferred Shares shall be set forth in a certificate of designations of STF Series B-5 Preferred Stock to be filed with the Secretary of State of the State of Delaware, USA, and delivered on the Closing Date in the form of Exhibit B annexed hereto and made a part hereof (the “Certificate of Designations”). Such Certificate of Designations shall, inter alia, provide that the Consideration Preferred Stock:

 (i) shall have a minimum stated or liquidation value of one hundred dollars (USD $100) per share, or (USD) $7,000,000 as to all Consideration Preferred Shares;

(ii) during the five (5) year Measuring Period set forth below, shall not be sold, transferred, assigned, hypothecated or otherwise transferred by the Company Stockholder to any third party other than Krafcsik, Hovath or members of their families, without the prior written consent of STF;

(iii) subject to the provisions of Section 3.6 of this Agreement, at each annual or special meeting of shareholders of STF, shall vote, together with the Common Stock of STF on an “as converted basis” (based on the Audited Pre-Tax Income of the Corporations for the fiscal year ended immediately preceding such meeting, all in accordance with the schedule set forth below), for the purpose of granting to the holders of the Consideration Preferred Shares two (2) seats on the board of directors of STF – for the avoidance of doubt, if the Corporations shall have less than $(USD)$3,000,000 of Audited Pre-Tax Income in the year ended prior to such shareholders meeting, the Consideration Preferred Stock shall have 7,000,000 votes and if the Audited Pre-Tax Income was $3.5 million, the Consideration Preferred Stock would have 9,333,333 votes – in each case, solely to cast votes to elect two representatives to the Board of Directors of STF; and

(iv) at the option of the Company Stockholder, may be converted into a minimum of 7,000,000 shares and a maximum of 49,000,000 shares of STF common stock, $0.01 par value per share (the “STF Common Stock”) at any time during (30) day period (each a “Conversion Period”) immediately following delivery to STF of the audited consolidated or combined financial statements of the Company and Kraft Elektronika ZRT, a Hungarian corporation and a wholly-owned subsidiary of STF (“Kraft” and together with the Company, the “Corporations”) for each of the five fiscal years (each a “Fiscal Year”) commencing with the Fiscal Year ending December 31, 2010 and ending with the Fiscal Year ending December 31, 2014 (such five (5) consecutive Fiscal Years, the “Measuring Period”). The actual number of shares of STF Common Stock issuable upon each annual conversion during any Conversion Period of any or all of the Consideration Preferred Shares (the “Conversion Shares”) shall be set forth in the written notice (the “Conversion Notice”) given by the Company Stockholder to STF; provided, however, that the maximum number of Conversion Shares issuable pursuant to such Conversion Notice shall be determined based upon the Audited Pre-Tax Income of the Corporations for that Fiscal Year during the Measuring Period that ended immediately prior to the Conversion Period in which a Conversion Notice was sent, all as set forth the following table:

Audited Pre-Tax Income for Applicable Fiscal Year	Maximum Number of Conversion Shares
(USD) up to $3,000,000	7,000,000
3,500,000	9,333,333
5,000,000	11,666,667
6,000,000	14,000,000
7,000,000	16,333,333
8,000,000	18,666,667
10,000,000	21,000,000

Audited Pre-Tax Income for Applicable Fiscal Year	Maximum Number of Conversion Shares
12,000,000	22,166,667
15,000,000	23,333,333
18,000,000	24,500,000
21,000,000	25,633,333
24,000,000	26,866,667
27,000,000	28,000,000
31,000,000	29,166,667
34,000,000	30,333.333
37,000,000	31,500,000
40,000,000	32,666,667
43,000,000	33,833,333
46,000,000	35,000,000
49,000,000	44,333,333
52,000,000	46,666,667
55,000,000	49,000,000

(iv) In the event, and on each occasion, that a partial conversion of the Consideration Preferred Shares shall be made, a cumulative pro-rata portion of the applicable Conversion Shares shall be issued. For the avoidance of doubt, if the Audited Pre-Tax Income of the Corporations in a Measuring Year was $10,000,000, and the Company Stockholder elected to convert fifty percent (50%) of the Consideration Preferred Shares, the Company Stockholder would be entitled to receive 10,500,000 Conversion Shares (instead of 21,000,000 Conversion Shares) and retain thirty-five thousand (35,000) Consideration Preferred Shares. However, if in a subsequent Measuring Year, the Audited Pre-Tax Income of the Corporations was (USD)$27,000,000, and the Company Stockholder then elected to convert the 35,000 remaining Consideration Preferred Shares, it would be entitled to receive (in lieu of 28,000,000 Conversion Shares) a total of 17,500,000 additional shares of Common Stock, representing (A) the 28,000,000 shares of Common Stock set forth in the above chart, less (B) the 10,500,000 Conversion Shares previously received.

(b) Definition. As used in this Agreement, the term “Audited Pre-Tax Income of the Corporations” shall mean, for each Fiscal Year in question during the Measuring Period, the amount of the operating net income, plus the interest income, minus the interest expense of the Company and Kraft, on a combined or consolidated basis, as audited by the independent accountants engaged by STF; which audit shall be conducted in accordance with United States generally accepted accounting principles (“USGAAP”) or International Financial Reporting Authority Standards (“IFRAS”) that are accepted by the U.S. Securities and Exchange Commission for United States publicly traded corporations.

(c) Pro-Ration of Conversion Shares. In the event that the Audited Pre-Tax Income of the Corporations in any of the five (5) Fiscal Years during the Measuring Period shall be other than the figures set forth in the above table, the number of Conversion Shares shall be appropriately pro-rated. Accordingly, and for the avoidance of doubt, if the actual Pre-Tax Income of the Corporations for the fiscal year ending December 31, 2014 is (USD)$44,600,000, such amount is $1,600,000 in excess of $43.0 million or 53.33% of the amount needed to increase the number of Conversion Shares from 33,833,333 to 35,000,000. Accordingly, the number of Conversion Shares in such example would be 33,833,333 + 622,222 or 34,455,555 shares of STF Common Stock.

(d) Maximum Number of Conversion Shares. Notwithstanding anything to the contrary, express or implied, contained in clause (iv) of Section 2.1(a), or elsewhere in this Agreement, the Parties hereto expressly understand and agree that irrespective of the actual Audited Pre-Tax Income of the Corporations over the five (5) fiscal years ending December 31, 2014, not more than an aggregate of Forty-Nine Million (49,000,000) shares of STF Common Stock shall be subject to issuance as Conversion Shares to be received on the basis of the Audited Pre-Tax Income pursuant to this Agreement upon conversion of all of the Consideration Preferred Shares during the Measuring Period or otherwise.

(e) Automatic Conversion of Consideration Preferred Shares. In the event and to the extent that the Company Stockholder shall not have elected to convert all of the Consideration Preferred Shares into STF Common Stock prior thereto, as at March 31, 2015, all of the remaining Consideration Preferred Shares not previously converted into Conversion Shares shall automatically convert into shares of STF Common Stock based solely upon the Audited Pre-Tax Income of the Corporations for the fiscal year ending December 31, 2014.

ARTICLE III. - COVENANTS AND AGREEMENTS OF THE PARTIES

3.1 Reciprocal Access to Information and Properties. The parties shall permit each other and each other’s authorized employees, agents, accountants, legal counsel, and other representatives access to the books of the Company and STF, as well as the records, employees, counsel, accountants, engineers, and other representatives at all times reasonably requested for the purpose of conducting an investigation of the financial condition, corporate status, operations, prospects, business, and properties of the Company and STF. The parties shall make available to each other for examination and reproduction all documents and data of every kind and character relating to STF, Buda Solar, Kraft and New Palace in their possession or control of, or subject to reasonable access by, themselves and/or their lawyers and accountants.

3.2 General Covenants. Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, the Parties shall not do, and the Company Stockholder shall not permit the Company to do, any of the following:

(i) declare, set aside, or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem, or otherwise acquire any such securities;

(ii) merge into or with or consolidate with, any other corporation, or acquire the business or assets of any person;

(iii) amend its charter or bylaws (unless required to implement the present agreement);

(iv) issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls, or agreements relating to its securities;

(v) create, incur, assume, guarantee, or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any entity or person, except in each case in the ordinary course of business; or

(vi) enter into any transaction or make any commitment that could result in any of the representations, warranties, or covenants contained in this Agreement not being true and correct after the occurrence of such transaction or event.

3.3 Notice Regarding Changes. The Parties shall promptly inform the other Party in writing of any change in facts and circumstances that could render any material representations or warranty made herein inaccurate or misleading.

3.4 STF Advance. On the date that all parties shall execute this Agreement, STF shall provide the Company with (USD) $75,000 (the “Initial Advance”). Thereafter, and as provided in Section 3.9 below, STF shall use its best efforts to raise additional capital by selling STF securities and use a portion of the net proceeds of such sales to provide ongoing working capital installment financing for the Corporations in accordance with a 2010 operating budget provide by Krafcsik and Horvath and deemed reasonably acceptable to STF (the “2010 Budget”).

3.5              Employment Agreements. On the Closing Date, the Corporations shall enter into five-year employment agreements with Istvan Krafcsik and Attila Horvath, substantially in the form annexed hereto as Exhibit C-1 and Exhibit C-2. STF shall guaranty the obligations of the Corporations under such employment agreements. In addition, STF shall enter into a five-year employment agreement with Robert M. Rubin, as President and Chief Executive Officer, and a three-year employment agreement with Gary Maitland, as Senior Vice-President and General Counsel. STF has been interviewing and negotiating with candidates for the following positions: President, Chief Financial Officer, Vice-President for Business Development, Vice-President for Manufacturing and Product Development, Vice-President for Sales & Marketing and Comptroller. Krafcsik, Horvath or any replacement director on the STF Board of Directors shall not unreasonably deny or withhold approval of STF’s nominees for these positions and some or all of these positions may be filled prior to the Closing Date. Further, STF is in the process of negotiating an engagement with Droege and Company, Inc., who has already commenced work, and intends to enter into a formal agreement prior to the Closing Date.

3.6 Board of Directors and Executive Officers.

(a) On the Closing Date, the following persons shall be appointed as members of the Board of Directors of STF: Robert M. Rubin (Board Chairman), Istvan Krafcsik, Attila Horvath, Gary Maitland, and a fifth (5th) director who shall be designated by STF.

(b) Subject at all times of the provisions of Section 3.15 of this Agreement, for so long as they shall own any Consideration Preferred Shares, the Company Stockholder shall be entitled to designate two (2) members on the STF Board of Directors. In addition, for so long as the Audited Pre-Tax Income of the Corporations shall equal or exceed (USD) $5,000,000, the Parties agree that during the five (5) year Measuring Period they shall vote all of their shares of STF Common Stock and Consideration Preferred Shares so as to insure that two (2) members on the STF Board of Directors shall include Istvan Krafscik, Attila Horvath or another person(s) designated by the Company Stockholder. In case any STF securities are owned by Messrs. Krafcsik and Horváth or any Affiliate or family member of such Persons, such securities shall be deemed as owned by New Palace. Each of the current STF Board Members and each of Krafcsik, Horvath and New Palace, all hereby covenant and agree to vote all of their voting shares of STF capital stock to achieve the election to the Board of Directors of STF of the persons indicated above and otherwise in accordance with the provisions of this Section 3.6

(c) The total number of members of the Board of Directors of STF shall be determined by STF and its shareholders.

(d) All members of the Board of Directors ofSTF shall continue to serve in such capacities until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In the event of the death or inability of either Krafcsik or Horvath to serve as members of the Board of Directors of STF, the remaining member of them may designate the second director who shall serve for the period as set forth above.

(e) For so long as it shall own a majority of the issued and outstanding Share Quotas of the Company, STF shall be entitled to designate a majority of the managing directors of the Company and Kraft. Each of István Krafcsik and Attila Horváth shall also serve as managing directors of the Company and Kraft.

(f) Istvan Krafcsik shall serve as Chief Technology Officer of the Corporations and Attila Horvath shall serve as Chief Operating Officer of the Corporations. Subject to the provisions of Section 3.7 below, Messrs. Krafcsik and Hovath shall be responsible to manage the business and affairs of each of the Company and Kraft and shall have total management authority and control of the business activities of the Corporations; provided, however, that notwithstanding anything to the contrary, express or implied contained in this Agreement, all “Major Decisions” (as defined below) that affect the Company and/or Kraft shall require the prior consent or approval of STF or the STF designees on the board of directors of the Company and Kraft. Krafcsik and Horvath may jointly designate a new Chief Executive Officer for the Corporations subject to the consent of the STF Board of Directors, which consent shall not be unreasonably withheld.

3.7 Executive Officers of the Corporations; Authority and Goals of Executive Officers.

(a) Krafcsik shall be appointed as Chief Executive Officer and Chief Technology Officer of the Company and Kraft and Horvath shall be appointed as Chief Operating Officer of the Company and Kraft, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Parties expressly set forth that Krafcsik and Horvath shall be removed only for good cause, such as their non-performance. STF shall appoint a qualified accountant reasonably acceptable to Krafcsik and Horvath, to serve as Chief Financial Officer of the Company and Kraft.

(b) In the event that the Audited Pre-Tax Income of the Corporations as at the end of each Fiscal Year during the Measuring Period, commencing with the Fiscal Year ending December 31, 2010, are at least 75% of the projected annual Pre-Tax Income of the Corporations set forth on the annual “Operating Budget” referred to in Section 3.10 below), except for Major Decisions, the Board of Directors of the Company and Kraft shall expressly delegate and grant to each of Krafcsik and Horvath (the “Executive Officers”) the absolute right and authority to manage the day-to-day operations of the Corporations, and make all decisions binding upon the Corporations, other than Major Decisions.

(c) The Board of Directors may, by majority vote, elect to remove any Executive Officer for good reasons such as non-satisfactory performance, and may appoint any successor to such Executive Officer who has been removed from office; provided, however, that in no event shall any successor to the Chief Executive Officer of the Company or Kraft be a then existing officer or an otherwise related person of STF, unless such person is approved as a Major Decision.

(d) Notwithstanding Section 3.7(c) above, in the event that either (i) STF seeks to remove an Executive Officer for good reasons, including non-satisfactory performance, and the representatives of New Palace on the Board of Directors refuse to agree to remove such Executive Officer, or (ii) the Company Stockholder or Board of Directors fail to appoint as a Major Decision a new Executive Officer to fill such vacancy with within sixty (60) calendar days following the removal of the former Executive Officer, then a “Deadlock” shall be deemed to exist. In such event, either STF or New Palace may issue a notification of a Deadlock, and within fourteen (14) calendar days following such notice, STF and the Company Stockholders shall request that the Independent Directors on the STF Board of Directors use all reasonable endeavours to resolve the matter.

3.8 Ensure Conditions Met. Each of the Parties shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation: (i) obtaining all permits, authorizations, consents, and approvals of any Governmental Authority or Securities Exchange or other person which are required for or in connection with the consummation of the transactions contemplated hereby, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each Party’s obligations hereunder, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such Party on or prior to the Closing.

3.9 Financing for the Corporations.

(a) STF shall use its commercially best efforts to obtain debt or equity financing of (USD) $3,500,000 (the “STF Financing”) Up to (USD) $3,500,000 of the net proceeds of such STF Financing and/or excess cash proceeds shall be contributed or made available to the Corporations to provide additional working capital to the Corporations. In such connection, the Company and the Company Stockholder acknowledge that STF has recently made a partial (USD)$300,000 Working Capital Contribution to the Company which shall be credited to the (USD)$3,500,000 Working Capital Contribution. Upon funding of the STF Advance contemplated by Section 3.4 above, the balance of the STF Financing and the Working Capital Contribution shall be $3,125,000 (the “Required STF Financing Balance”).

(b) The parties hereto agree that the Working Capital Contribution to be made by STF to the Corporations shall be in the same form as contain the same terms as the securities sold by STF to third parties in order to obtain the STF Financing. Accordingly, in the event and to the extent that any STF Financing is in the form of debt, the Working Capital Contribution of such net proceeds by STF shall be subject to repayment by the Corporations on the same terms and conditions as STF is required to pay such debt to the providers of such STF Financing and (if required) the Corporations shall guaranty STF’s repayment obligations in connection with such STF Financing; provided, however, that the final terms and conditions of such debt STF Financing shall be reasonably acceptable to the Company Stockholder.

(c) The parties hereto do hereby expressly understand and agree that consummation of the above Required STF Financing Balance shall not be a condition to the closing of the transactions contemplated by this Agreement on the Closing Date.

(d) In the event that STF is unable to complete (i) not less than (USD)$500,000 of the Required STF Financing Balance by June 30, 2010, and (ii) the $2,625,000 balance of the Required STF Financing Balance by September 30, 2010, then and in such event, upon the written request of the Company Stockholder STF and Messrs. Krafcsik and Horvath shall undertake in good faith to effect a “spin off” of the Corporations to the shareholders of STF, in which event the Corporations shall be consolidated into a single corporation (the “Successor Corporation”) and the shares of such Successor Corporation shall be distributed to the stockholders of STF; provided, that the Company Stockholder shall be permitted to immediately convert all of the Consideration Preferred Shares into a number of shares of common stock of the Successor Corporation that shall guaranty that the Company Stockholder or Messrs. Krafcsik and Horvath shall own in the aggregate not less than a majority of the outstanding common stock of the Successor Corporation.

3.10 Operating Budget. By not later than June 1, 2010, Krafcsik and Horvath shall furnish to the Board of Directors of STF a written operating budget and forecast (the “Operating Budget”) which sets forth the projected consolidated (i) sales revenues, (ii) Pre-Tax Profits, (iii) capital expenditures, and (iv) cash working capital requirements of the Company and Kraft for the financial year ending December 31, 2010. Such 2010 Operating Budget shall be updated to reflect operations through and including the 15th day immediately preceding the Closing Date. In addition, not later than November 30th of each financial year, commencing with the financial year ending December 31, 2010, such Executive Officers shall furnish to STF an Operating Budget for the next immediately succeeding financial year (each, a “Budget Year”), which shall contain the same information set forth in the 2010 Operating Budget. The 2010 Operating Budget and the Operating Budget for each succeeding Fiscal Year shall be subject to the approval of STF, which approval shall not be unreasonably withheld or delayed. The Operating Budget shall also contain a summary rolling forecast of estimated sales and capital expenditures for the next financial year following each relevant Budget Year. In the event that the Board of Directors is unable to agree upon the Operating Budget for any financial year, then the Company shall conduct its business on the basis of the Operating Budget for the previous financial year.

3.11 Major Decisions.

Notwithstanding anything to the contrary, express or implied, contained in this Agreement, for a period equal to the greater of (A) the duration of their employment as senior executive officers of the Company or Kraft, or (B) their direct or indirect ownership (through New Palace or otherwise) of not less than 25% of the Consideration Preferred Shares or the Conversion Shares applicable thereto, any of the following actions by the Company or Kraft shall require the prior consent and approval of both (i) STF (or the STF designees on the board of directors of the Corporations) and (ii) New Palace or Messrs. Krafcsik and Horvath:

(a) Any amendment to this Agreement;

(b) Any amendment to the Articles of Incorporation or bylaws of the Company or Kraft;

(c) The acquisition of any corporation or entity;

(d) Any change the fundamental nature of the Corporations’ Business;

(e) The admission of new Shareholders in the Corporations or the issuance of any capital stock or other equity securities of the Corporations, or the execution of any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to equity securities of the Corporations;

(f) The appointment of any Executive Officer;

(g) The creation, incurrence, assumption, guarantee or otherwise becoming liable or obligated with respect to any indebtedness in excess of Euro Two Hundred and Fifty Thousand (€100,000);

(h) The making of any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(i) Any agreement to consummate the sale, transfer, lease, mortgage, encumber or other dispose of any of the assets of the Company or Kraft having a value in excess of Euro Two Hundred and Fifty Thousand (€250,000);

(j) If it involves the issuance of any debt securities by the Corporations or any guarantees by the Corporations of any STF debt, the final terms and conditions of any STF Financing contemplated by Section 3.8 of this Agreement;

(k) Except as contemplated by this Agreement, entering into any agreement commercial or financial with any Affiliate or Connected Person (including STF or its Affiliates) which involves an amount in excess of Euro One Hundred Thousand (€100,000);

(l) Except as contemplated by this Agreement, entering into any service agreement with any Affiliate which involves an amount in excess of Euro Two Hundred and Fifty Thousand (€250,000);

(m) Any change of the statutory auditors;

(n) The approval, adoption or change of annual Operating Budgets and approval of unbudgeted capital or other expenditures in excess of Euro One Hundred Thousand (€100,000);

(o) The acquisition by the Company or Kraft of the business, or a majority of the securities or assets of any person, firm or corporation;

(p) The purchase by the Company or Kraft of any securities of any person, firm or corporation in excess of Euro Fifty Thousand (€50,000), except of EURO denominated money market instruments issued by single A or higher rated issuers;

(q) Any borrowing of any sum exceeding Euro One Hundred Thousand (€100,000);

(r) The acceptance of a single purchase order for PV Equipment, PV Facilities or PV Modules (or in a series of related purchase orders) involving in excess of Euros One Million ((€1,000,000);

(s) Any single commercial agreement or commitment (or in a series of related transactions) in excess of Euro Two Hundred and Fifty Thousand (€250,000);

(t) Initiating or settlement out of court of any litigation involving an amount in excess of Euro Fifty Thousand (€50,000);

(u) Declaring a dividend, paying any interest and making any other distribution of cash, except in the ordinary course of business;

(v) Any decision with respect to the liquidation or winding up of the Company or Kraft; or

(w) Entering into any agreement other than on an arm’s length basis.

3.12 Financial Information and Inspection. Throughout the Measuring Period and thereafter, each of the Corporations shall provide STF with monthly, quarterly and annual financial information in such form and content as shall be reasonably required by STF. All monthly information shall be provided within 15 days after the end of each month, all quarterly information shall be provided within 30 days after the end of each calendar quarter and all annual financial information shall be furnished within 60 days after the end of each Fiscal Year. Representatives of STF, including its independent auditors shall have the right to inspect the books and records of each of the Corporations at any time upon five (5) business days prior written notice to the Corporations.

3.13 Management Agreement. Following the Closing Date, STF and the Corporations will enter into a five year management agreement under which STF shall provide financial, accounting, SEC compliance and other corporate infrastructure and overhead services to the Corporations. In consideration for such services the Corporations shall pay to STF an annual management fee (the “Management Fee”), payable quarterly, equal to ten (10%) percent of the “free cash flow” of the Corporations; provided, however, in no event shall such Management Fee exceed the sum of Five Hundred Thousand Dollars ((USD) $500,000) in any one Fiscal Year. The term “free cash flow” shall mean the cash amounts then available to the Corporations after payment and allocation of amounts in the Operating Budget for all expenses of the Corporations, including working capital, capital expenditures, payment of salaries and costs of personnel, the purchase of inventory, and other operating expenses of the Corporations.

3.14 Algatec Acquisition. In the event that STF shall acquire a majority of the outstanding shares of capital stock of Algatec Solar AG, a German corporation (“Algatec"), whether by share exchange, merger or like consolidation (the “Algatec Acquisition”), at the request of either STF or Messrs. Krafcsik and Horvath, STF shall effect a “spin off” of the Corporations to the shareholders of STF immediately prior to consummation of the Algatec Acquisition, in which event the Corporations shall be consolidated into a single Successor Corporation and the shares of such Successor Corporation shall be distributed to the stockholders of STF; provided, that the Company Stockholder shall be permitted to immediately convert all of the Consideration Preferred Shares into a number of shares of common stock of the Successor Corporation that shall guaranty that the Company Stockholder or Messrs. Krafcsik and Horvath shall own in the aggregate not less than a majority of the outstanding common stock of the Successor Corporation.

3.15 Voting Agreement and Voting Trust.

(a) By their execution of this Agreement, each of New Palace, Krafcsik and Horvath do hereby acknowledge and agree that the Consideration Preferred Stock shall vote on an “as converted” basis, solely for the purpose of electing two (2) persons to serve on the Board of Directors of STF, and except for such limited right, the Consideration Preferred Stock shall not be entitled to vote on any other matters that may be submitted to the stockholders of STF for a vote or consent.

(b) In addition to the foregoing, by their execution of this Agreement, each of New Palace, Krafcsik and Horvath do hereby grant to Robert M. Rubin or any other person designated by Robert M. Rubin, an irrevocable and unconditional proxy coupled with an interest (the “Proxy”), and do hereby appoint to Robert M. Rubin or any other person designated by Robert M. Rubin as their agent and attorney in fact (with power of substitution), to vote all Conversion Shares that may be owned of record by any of New Palace, Krafcsik, Horvath, any member of the families of such persons or their affiliates, with respect to all matters to be voted on or consented to by holders of Common Stock of STF at any regular, annual or special meeting of stockholders or otherwise, with the sole exception that New Palace, Krafcsik, Horvath, any member of the families of such persons or their affiliates shall be entitled to vote any such Conversion Shares for the election of two (2) persons to serve on the Board of Directors of STF. The aforesaid irrevocable Proxy shall terminate and expire on a date which shall be the earlier to occur of (i) any Fiscal Year during the five (5) year Measuring Period in which the Corporations’ Audited Pre-Tax Income shall exceed $5,000,000, or (ii) the expiration of the five (5) year Measuring Period.

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS

Each of the Company; Krafcsik, Horvath, and New Palace do hereby jointly and severally represent and warrant to STF that:

4.1 Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Hungary. The Company has the corporate power to own, manage, lease, and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and the Company is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which it is required by law to be so qualified.

4.2 The Subject Company Quotas and Corporate Records. The Company’s registered capital is HUF 1.000.000, representing 100% of the Quota owned by the Company Stockholders by name and in amounts to be set forth prior to Closing. The Subject Company Quotas are owned by the Company Stockholders free and clear of all Liens. Except for the Subject Company Quotas, there are no quotas or shares of capital stock or other equity securities of the Company authorized, issued, or outstanding.

4.3 No Company Stockholder Defaults or Consents. The execution and delivery of this Agreement and the Exhibits by Company Stockholders and the Company and the performance by Company Stockholders and the Company of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award, or decree or any indenture, agreement, or other instrument to which the Company Stockholders and/or the Company is a Party, or by which the properties or assets of the Company Stockholders or the Company is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default, or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the Parties to consummate the transactions contemplated hereby.

4.4 No Company Defaults or Consents. Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(i) violate or conflict with any of the terms, conditions, or provisions of the charter or bylaws of the Company;

(ii) violate any Legal Requirements applicable to the Company;

(iii) result in the creation of any Lien, charge, or other encumbrance on the Company or any of its property;

The Company Stockholders or the Company will obtain any waiver, consent, action, approval or authorization of, or make any required registration, declaration, notice, or filing with any Governmental Authority.

4.5 Notice of Certain Changes.

(a) Between the execution of this Agreement and the time of closing, the Company shall promptly disclose by formal notice:

(i) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, properties, financial condition, or working capital of the Company;

(ii) any damage, destruction, or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, properties or financial condition of the Company; or

(iii) any adoption of any Plan or Benefit Program or Agreement, or granting any increase in compensation or benefits to directors, officers, or employees, other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

4.6 Compliance with Laws. To the best knowledge of the Company Stockholders, the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, properties, or financial condition of the Company

4.7 Litigation. There are no claims, actions, suits, investigations, or proceedings against the Company pending or, to the Knowledge of the Company Stockholders, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, properties, or financial condition of the Company.

4.8 Permits; Licenses; Intellectual Property and Environmental Matters.

(a) The Company owns or possesses (i) all permits and authorizations from any Governmental Authority or agency (“Permits”), (ii) all licenses and rights from all third persons, firms or corporations (“Licenses”), and (iii) all patent applications, letters patent, trademarks, copyrights and other intellectual property rights (collectively, “Intellectual Property”) that is necessary for the Company to own, operate, use, and/or maintain its properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. The Company has furnished to STF, or prior to the Closing Date will furnish to STF, true and complete copies of all of such Permits, Licenses and Intellectual Property.

(b) All Permits, Licenses and Intellectual Property are in effect, no legal actions or proceeding is pending or, to the Knowledge of the Company Stockholders, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, Licenses or Intellectual Property, and no administrative or governmental actions have been taken or, to the knowledge of the Company, threatened in connection with the expiration or renewal of such Permits that could adversely affect the ability of the Company to own, operate, use, or maintain any of its properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.

(c) There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise used by the Company.

ARTICLE V. - REPRESENTATIONS AND WARRANTIES OF STF

STF hereby represents and warrants to the Company and the Company Stockholders that:

5.1 Corporate Existence and Qualification. STF is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. STF has the corporate power to own, manage, lease, and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which it is required by law to be so qualified. STF shall be deemed to have made disclosure to the Company and the Company Stockholders of all information contained in STF’s Public Filings, both in Germany and in the United States.

5.2 STF Shares and Corporate Records. As at March 22, 2010, the capital structure of STF is as follows:

(a) Outstanding notes payable – $1,837,167;

(b) Authorized Common Stock – 150,000,000 shares;

(c) Outstanding Common Stock – 18,988,893 shares;

(d) Authorized Preferred Shares - 2,700,000 shares;

(i) Series A Preferred - 1,200,000 designated, none outstanding;

(ii) Series B Preferred - 1,500,000 designated, Series B-1, 228,652 shares outstanding; Series B-2, none outstanding, Series B-3, 47,502 shares outstanding, and Series B-4 no shares outstanding.

In addition, STF intends to issue an additional 5,000,000 shares of its Common Stock to compensate certain consultants, officers and directors for services rendered and to be rendered to STF.

5.3 STF Disclosures and Financial Statements.

(a) STF has supplied to the Company Stockholder and its counsel, the Form 10K Annual Report of STF for the fiscal year ended December 31, 2009 as filed with the United States Securities and Exchange Commission (the “STF 2009 Form 10-K”). Such STF 2009 Form 10-K includes the audited balance sheet, statement of operations and statement of cash flows of STF as at December 31, 2009 and for the fiscal year then ended (the “STF 2009 Audited Financial Statements”). Except as set forth on the STF Balance Sheet as at December 31, 2009 or otherwise disclosed in the STF 2009 Form 10-K or on Schedule 5.3, as at December 31, 2009 and for all periods subsequent thereto, STF has no other material assets and has incurred no other material liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of STF are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b) Since December 31, 2009:

(i) except for indebtedness and other liabilities not to exceed $100,000 in the aggregate that will be outstanding as at the Closing Date, there have not been any liabilities or other indebtedness incurred by STF;

(ii) there has not been any material adverse changes in the financial position of STF except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of STF, and will be consistent with the representations made by STF hereunder.

(iii) there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of STF whether or not covered by insurance;

(iv) there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of STF capital stock;

(v) there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by STF of any properties or assets; or

(vi) there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(vii) there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(viii) there has not been any increase in the annual level of compensation of any executive employee of STF;

(ix) except in the ordinary course of business, STF has not entered into or modified any contract, agreement or transaction; and

(x) STF has not issued any equity securities or rights to acquire equity securities.

ARTICLE VI. – CLOSING AND CLOSING CONDITIONS

6.1 Closing. The consummation of the transfer of the Subject Company Quotas, delivery of the Consideration Preferred Shares, and consummation all other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (local time) on a date to be specified by STF, which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in this Agreement (the "Closing Date"), at the offices of counsel to STF, unless another date, time or place is agreed to in writing by the Parties hereto. In no event, however, shall the Closing Date occur after June 30, 2010 (the “Outside Closing Date”), unless otherwise mutually agreed upon by the Company Stockholders and by STF.

6.2 Closing Conditions.

(a) By STF: The obligations of STF to consummate the Closing shall be subject to satisfaction of all of the following conditions, any one or more of which may be waived at the sole election of STF:

(i) All of the representations and warranties of the Company Stockholder, Krafcsik and Horvath made in this Agreement shall be true and accurate as at the Closing Date;

(ii) All of the covenants and agreements on the part of the Company Stockholder, Krafcsik and Horvath to be performed shall have been duly performed;

(iii) The Company shall furnish STF with true and complete copies of its audited balance sheet, statement of operations, and statement of cash flows for the fiscal years ended December 31, 2008 and December 31, 2009, and copies of its unaudited balance sheet, statement of operations, and statement of cash flows of the Company as of March 31, 2010 and for the three months then ended; and

(b) By the Company Stockholder, Krafcsik and Horvath: The obligations of the Company Stockholder, Krafcsik and Horvath to consummate the Closing shall be subject to satisfaction of all of the following conditions, any one or more of which may be waived at the sole election of the Company Stockholder, Krafcsik and Horvath:

(i) All of the representations and warranties of STF made in this Agreement shall be true and accurate as at the Closing Date;

(ii) All of the covenants and agreements on the part of STF to be performed shall have been duly performed;

(iii) STF shall make payments on a timely basis of the (USD)$75,000 Initial Installment to be funded under the STF Advance contemplated by Section 3.4 of this Agreement;

(iv) STF shall furnish the Company Stockholder, Krafcsik and Horvath with true and complete copies of its audited balance sheet, statement of operations, and statement of cash flows for the fiscal years ended December 31, 2008 and December 31, 2009, and copies of its unaudited balance sheet, statement of operations, and statement of cash flows of STF as of March 31, 2010 and for the three months then ended.

6.3 Closing Deliveries. At or prior to the Closing:

(i) The Company shall furnish STF with certificates evidencing and documents sufficient to effectuate the transfer of the Company’s Quotas to STF;

(ii) The Company shall furnish STF with evidence satisfactory to STF that STF’s designees and the Company Stockholders shall be the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults; and

(iii) STF shall furnish the Company Stockholder with certificates evidencing the Consideration Preferred Shares representing all of the Consideration Preferred Shares.

6.4 Termination in Absence of Closing.

6.4.1 This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Outside Closing Date:

(i) By the Party for whose benefit such representation and warranty is given, if any material representation or warranty made herein by the other Party or in any certificate, schedule or document furnished by either party pursuant to this Agreement is materially untrue;

(ii) By the Party for whose benefit such conditions are provided, if any of the conditions precedent to closing set forth in Section 6.2 above are not satisfied or capable of being satisfied by the Outside Closing Date; or

(ii) By mutual consent of the Parties.

ARTICLE VII. - POST-CLOSING AGREEMENTS AND OBLIGATIONS

7.1 Further Assurances. Following the Closing, the Company, the Company Stockholder, and STF shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement. All obligations created herein shall survive the Closing.

7.2 Publicity. None of the Parties shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except as and to the extent required by law (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and the Parties shall endeavor jointly to agree on the text of any announcement or circular required.

ARTICLE VIII. - TAX MATTERS

8.1 Mutual Assurance of Tax Compliance. The parties mutually represent and warrant that they have to the best of their knowledge complied with all Tax Requirements in any jurisdiction in which they do or are registered to do business.

ARTICLE IX - RESOLUTION OF DISPUTES

9.1 Resolution of Disputes.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement, or any agreement executed and delivered pursuant hereto, or the negotiation, breach, validity or performance hereof, or the transactions contemplated hereby which cannot be resolved by good faith negotiations, shall be exclusively submitted to final and binding arbitration in London, England before a panel of three arbitrators appointed by the International Chamber of Commerce; provided, that if any Party has no adequate remedy at law he or it may seek emergency injunctive relief or specific performance before any court of competent jurisdiction in Hungary or the United States. The decision and award of the arbitrators shall be enforceable in any court of competent jurisdiction in the United States and Hungary.

(b) Subject to the availability of the arbitration panel and unless otherwise mutually agreed, the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any Party hereto. In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each Party and any third-Party witnesses; and the parties shall exchange production of documents no later than thirty (30) days before the date of the arbitration and shall exchange witness lists no later than fourteen (14) days before the date of the arbitration. The arbitrators’ decision and award shall be made and delivered within ninety (90) days of the conclusion of the arbitration. The arbitrators’ decision shall set forth a reasoned basis for any award of damages, finding of liability, or other relief. The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(c) The Parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (i) bear their own attorneys’ fees, costs, and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses of the arbitration, including forum fees, the fees of the arbitrators, and the cost of the official transcript of the proceedings. The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to the proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award.

9.2. Confidentiality.

(a) Prior to the Closing, the parties shall, and shall cause their Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning each other and their business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the parties or their Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the parties or their Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by the parties or their Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the parties or their Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the parties promptly shall notify each other of any disclosure pursuant to clause (iii) of this Section; and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by the parties in bona fide discussions or negotiations with prospective lenders and investors.

9.3 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another shall be in writing and mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile and email as follows:

IF TO STF:

To	With copies to
Solar Thin Films, Inc. 116 John Street, Suite 1120 New York, New York 10038 Attn: Gary Maitland, Vice President and General Counsel email: gary.maitland@solarthinfilms.com	Hodgson Russ, LLP 1540 Broadway, 24th Floor New York, New York 10036 Attention: Stephen A. Weiss, Esq. Fax No. 212-751-0928 email: sweiss@hodgsonruss.com

IF TO THE COMPANY, AND/OR THE COMPANY STOCKHOLDER:

To	With a copy to
Dr. Istvan Krafcsik & Attila Horvath Konkoly-T. ut 29-33 H-1121 Budapest, Hungary Fax No. +361 392 2617 email: istvan.kfrafcsik@budasolar.hu email: attila.horvath@budasolar.hu	Dessewffy David H-1061 Budapest, Andrassy ut.43 Hungary Attn: Dr. David Aliz Fax No. +36 1-413-3340 email: david@dessewffy.com

9.4 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Notwithstanding the foregoing, the laws of Hungary shall govern the transfer of Quotas and the Krafcsik and Horvath Employment Agreements.

9.5. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between and among the Parties hereto pertaining to the subject matter.

9.6 Multiple Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of the Parties to this Agreement shall be deemed to be as valid and binding upon such Parties as though they were ribbon original signatures.

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IN WITNESS WHEREOF, the Parties hereto have executed this Stock Exchange Agreement as of the date first written above.

PARENT:

SOLAR THIN FILMS, INC.

By:

Name: Robert M. Rubin,
            Chief Executive Officer
            and Chairman of the Board

COMPANY:

BUDASOLAR TECHNOLOGIES CO., LTD.

 By:

Istvan Krafcsik,
President & Chief Technical Officer

NEW PALACE INVESTMENTS LTD.

By:

Istvan Krafcsik,
President

COMPANY STOCKHOLDERS:

ISTVAN KRAFCSIK

ATTILA HORVATH